EXHIBIT INDEX

(d)(3) Amendment to Investment Management Services Agreement, dated July 1, 2004, between Registrant, on behalf of AXP European Equity Fund and AXP International Fund, and American Express Financial Corporation.

(d)(5) Subadvisory Transfer Agreement, dated Oct. 1, 2005, between Ameriprise Fiancial, Inc., Threadneedle International Limited, and RiverSource Investments, LLC.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(p)(3) Code of Ethics, dated May 2005, adopted under Rule 17j-1 for Registrant's Subadviser, Threadneedle International Ltd.